Exhibit 99.1

One Corporate Center Rye, NY 10580-1422 t: 203.629.9595 Associated-Capital-Group.com

For Immediate Release:	Contact:	Francis J. Conroy Interim Chief Financial Officer (203) 629-2726 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC. Reports Second Quarter Results

•	Assets Under Management increased 16% year-over-year to $1.6 billion

•	Quarterly net income was $11.8 million, or $0.51 per share

•	Shares outstanding were 22,991K

•	Quarter-end GAAP Book Value per share was $39.66

Rye, New York, August 7, 2018 – Associated Capital Group, Inc. (“AC” or the “Company”) reported financial results for the quarter ended June 30, 2018.

Financial Highlights
($000s except per share data or as noted)
	Q2		Year-to-date
	2018	2017	2018	2017

AUM - end of period (in millions)	$1,633	$1,408	$1,633	$1,408
Revenues	4,796	5,095	9,499	10,082
Operating loss	(3,446)	(6,453)	(7,696)	(10,785)
Investment and other non-operating income/(expense), net	19,697	10,769	(5,159)	(6,340)
Income/(loss) before income taxes	16,251	4,316	(12,855)	(17,125)
Net income/(loss)	11,824	4,596	(10,405)	(8,482)
Net income/(loss) per share – diluted	$0.51	$0.19	$(0.45)	$(0.36)
Shares outstanding at June 30 (thousands)	22,991	23,898	22,991	23,898

Second Quarter Overview

Second quarter revenues were $4.8 million, down $0.3 million from $5.1 million in the prior year period. Operating expenses were $8.2 million, $3.3 million, or 29%, lower than $11.5 million of expenses in the year ago quarter. The lower expenses were primarily driven by the absence of stock-based compensation in 2018 versus the acceleration of RSA vesting in the year ago quarter. The operating loss for the quarter was $3.4 million, 47% lower than the operating loss of $6.5 million in the 2017 second quarter.

Second quarter investment and other net non-operating income resulted in a gain of $19.7 million (+83%) compared to a $10.8 million gain in the second quarter of 2017. This was primarily the result of mark-to-market gains on our investment portfolio. In addition, the accounting treatment of available for sale (“AFS”) equity securities has changed. Beginning in 2018, the mark-to-market adjustments for all equities flow through net income. Previously, the change in unrealized gains or losses attributable to AFS equity securities was reflected in equity and classified as other comprehensive income rather than net income. On a comparable basis, the second quarter 2017 investment and other non-operating income, net would have been a gain of $13.8 million.

The Company recorded income tax expense in the current quarter of $3.4 million compared to a benefit of $0.3 million in the comparable quarter of 2017. The current period provision reflects the increase in income and the impact of the reduction in the federal corporate income tax rate to 21% from 35% in the prior year.

Net income for the second quarter was $11.8 million, or $0.51 per diluted share, compared to net income of $4.6 million, or $0.19 per diluted share, in the second quarter of 2017. On a comparable basis of accounting for AFS securities, the year ago period would have reported net income of $6.5 million, or $0.27 per diluted share.

Financial Condition

As part of AC’s spin-off In November 2015, GAMCO (“GBL”) issued a PIK note to AC with an initial face value of $250 million (the “GAMCO Note”). AC has received principal repayments totaling $230 million on the GAMCO Note, of which $20 million was received during the quarter, leaving an outstanding principal balance of $20 million. Under GAAP, the balance of the GAMCO Note is treated as a reduction of equity.

At June 30, 2018, AC’s book value on a GAAP basis was $912 million, or $39.66 per share, compared to $918 million, or $38.84 per share, at December 31, 2017. The increase in GAAP book value per share primarily reflects the repayment of the GAMCO Note partially offset by our year-to-date net loss.

Management believes that the analysis of adjusted economic book value (“AEBV”), defined as total GAAP equity plus the outstanding balance of the GAMCO Note, and AEBV per share are useful in analyzing the Company’s financial condition. Please note that these are non-GAAP financial measures. AEBV per share was $40.53 at June 30, 2018 compared to $40.96 per share at prior year-end:

($000s except per share data)
	June 30, 2018		December 31, 2017
	Total	Per Share	Total	Per Share
Total equity as reported	$911,936	$39.66	$918,147	$38.84
Add: GAMCO Note	20,000	0.87	50,000	2.12
Adjusted economic book value	$931,936	$40.53	$968,147	$40.96

Second Quarter Results of Operations

Assets Under Management (AUM)

	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017
(in millions)
Event Merger Arbitrage	$1,480	$1,407	$1,384	$1,202
Event-Driven Value	87	88	91	142
Other	66	65	66	64
Total AUM	$1,633	$1,560	$1,541	$1,408

Assets under management at June 30, 2018 were $1.6 billion, an increase of $225 million from $1.4 billion at June 30, 2017. This increase reflects $35 million of net appreciation and $190 million of net capital inflows. Year over year inflows includes The Gabelli Merger Plus+ Trust PLC (GMP:LN), the Company’s first closed-end fund, launched in July 2017. GAMCO International SICAV – GAMCO Merger Arbitrage, our UCITS fund, continues to see significant capital flows over the year. We have made our strategy available to investors in new markets, launching a Yen-denominated share class for Gabelli Associates, Ltd., our offshore arbitrage fund, based on interest from Japanese institutional investors.

Revenues

Total operating revenues for the three months ended June 30, 2018 were $4.8 million versus $5.1 million in the comparable prior year period:

•	Investment advisory fees increased to $2.6 million, up $0.3 million due to higher assets under management.

•	Institutional research services revenue was $2.2 million, down $0.6 million.

Incentive fees are not recognized until the measurement period ends and the fee is crystalized, typically annually on December 31. If the measurement period had ended on June 30, we would have recognized $2.3 million and $3.1 million for the six months ended June 30, 2018 and 2017, respectively.

Investment and other non-operating income/(expense), net

During the quarter, investment and other non-operating income/(expense), net was a gain of $19.7 million compared to $10.8 million in the second quarter of 2017. Investment gains were $16.6 million and $8.1 million in the 2018 and 2017 quarters, respectively, primarily a function of mark-to-market changes in the value of our investments.

Dividends and interest from our GAMCO investment were $0.3 million in the 2018 quarter, down from $0.9 million in the comparable quarter in 2017, primarily due to the reduction in the outstanding balance of the GAMCO Note, from $40 million to $20 million during the quarter. As of June 30, we held approximately 3.7 million GAMCO shares compared to approximately 4.4 million at year-end.

Business and Investment Highlights

Event-Driven Asset Management

Our merger arbitrage fund launched in February 1985 returned +1.8% net of fees for the quarter, bringing the year-to-date return to +1.7%. This compares favorably to the Credit Suisse Merger Arbitrage Liquid index return over various time horizons. Global M&A activity remained vibrant with year to date activity up 61% over the 2017 period; cross-border deals were especially strong. We expect that corporate confidence, strong balance sheets, accommodative credit markets and repatriation of overseas profits as a result of tax reform will continue to propel corporate merger activity. Merger arbitrage returns should also benefit from a rising interest rate environment and increasing deal spreads as a result of heightened market volatility.

In 1999, we published one of the few books on merger arbitrage, Deals…Deals…and More Deals. Our new publication, Merger Masters: Tales of Arbitrage, profiles leading investors who share our enthusiasm for merger arbitrage and have utilized the investment discipline in various forms over the last half-century. It also includes the perspective of iconic CEOs who have used M&A to build value and, in the process, tangled with the arbitrage community. Scheduled for publication on November 6, Merger Masters is now available for pre-order on Amazon.com.

Institutional Research

During the past quarter, Gabelli & Company, our institutional research services business, sponsored its tenth annual Entertainment and Broadcasting investment conference and hosted its twelfth annual Omaha Research Trip. It is actively preparing for the Aerospace and Defense conference to be held on September 13. It continues to host non-deal roadshows to connect institutional investors and senior executives of companies followed by our research analysts.

Our research team also provides frequent, real-time updates on social media platforms. We invite you to follow us on the Gabelli TV channel on YouTube (www.youtube.com) or Facebook (www.facebook.com/GabelliTV).

Private Equity Initiative

In August 2017, we launched a private equity business for direct investing. We have begun initial outreach to business owners, corporate managements and various financial sponsors.

Our acquisition criteria mirror those set out by Warren Buffet in Berkshire Hathaway’s annual report. That is, we seek simple businesses with consistent earning power that generate good returns with little or no debt. We will only engage with sellers with management in place and which have determined an initial offering price. In order to maximize the possibility of success, we will pay appropriate finders’ fees to those who introduce successfully executed transactions.

Shareholder Compensation

At June 30, 2018, there were 3.9 million Class A and 19.1 million Class B shares outstanding. GGCP, Inc., a private company controlled by the Company’s Executive Chairman, indirectly owns approximately 18.4 million Class B shares.

During the second quarter, the Company repurchased approximately 141,000 shares at an average investment of $38.06 per share, for a total of $5.4 million. Since the spin-off of the Company from GAMCO, we have returned approximately $86 million to shareholders through the repurchase of approximately 2.6 million shares. At its May meeting, the Board of Directors authorized the repurchase of up to an additional 500,000 shares of the Company’s stock.

In addition, the Company paid a semi-annual $0.10 dividend per share to shareholders on July 2.

Commitment to Community

Continuing with the tradition in place prior to our spin-off from GAMCO, (y)our Company seeks to be a good corporate citizen in our community through the way we conduct our business activities as well as by other measures such as serving our community, sponsoring local organizations and developing our teammates. Over the first two years as a separate company, AC donated approximately $10 million to qualified charities that address a broad range of local, national and international concerns. The recipients were identified by our shareholders through our Shareholder-Designated Contribution Program. Over 90 organizations received support in 2017 alone.

About Associated Capital Group, Inc.

The Company has been publicly traded since November 30, 2015 following its spin-off from GAMCO Investors, Inc.

The Company operates its investment management business via Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.), its 100% owned subsidiary. GCIA and its wholly-owned subsidiary, Gabelli & Partners, collectively serve as general partners or investment managers to investment funds including limited partnerships, offshore companies and separate accounts. The Company primarily manages assets in equity event-driven strategies, across a range of risk and event arbitrage portfolios and earns management and incentive fees from its advisory activities. GCIA is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

The Company operates its institutional research services business through G.research (which does business as Gabelli & Company), an indirect wholly-owned subsidiary of the Company. G.research is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, that provides institutional research services and acts as an underwriter.

The Company also derives investment income/(loss) from proprietary trading of assets awaiting deployment in its operating businesses.

Table I

ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)

	June 30, 2018	December 31, 2017

ASSETS

Cash and cash equivalents	$273,770	$293,112
Investments	595,689	513,888
Investment in GAMCO stock (3,726,250 and 4,393,055 shares, respectively)	99,714	130,254
Receivable from brokers	21,105	34,881
Other receivables	4,352	30,877
Other assets	4,298	3,903

Total assets	$998,928	$1,006,915

LIABILITIES AND EQUITY

Payable to brokers	$13,034	$13,281
Income taxes payable and deferred tax liabilities	1,685	5,484
Compensation payable	4,829	12,785
Securities sold short, not yet purchased	13,332	5,731
Accrued expenses and other liabilities	2,805	5,257
Sub-total	35,685	42,538

Redeemable noncontrolling interests	51,307	46,230

Equity	931,936	961,435
4% PIK Note due from GAMCO	(20,000)	(50,000)
Accumulated comprehensive income	-	6,712
Total equity	911,936	918,147

Total liabilities and equity	$998,928	$1,006,915

Table II

ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Investment advisory and incentive fees	$2,615	$2,330	$5,144	$4,731
Institutional research services	2,172	2,751	4,324	5,333
Other revenues	9	14	31	18
Total revenues	4,796	5,095	9,499	10,082

Compensation costs	5,870	6,421	12,194	13,204
Stock-based compensation	-	2,920	72	3,364
Other operating expenses	2,372	2,207	4,929	4,299
Total expenses	8,242	11,548	17,195	20,867

Operating loss before management fee	(3,446)	(6,453)	(7,696)	(10,785)

Investment gain/(loss)	16,571	8,149	(10,959)	(6,252)
Interest and dividend income from GAMCO	345	921	935	2,008
Interest and dividend income, net	2,781	1,699	4,865	2,799
Shareholder-designated contribution	-	-	-	(4,895)
Investment and other non-operating income/(expense), net	19,697	10,769	(5,159)	(6,340)

Gain/(loss) before management fee and income taxes	16,251	4,316	(12,855)	(17,125)
Management fee	-	-	-	-
Income/(loss) before income taxes	16,251	4,316	(12,855)	(17,125)
Income tax expense/(benefit)	3,388	(310)	(3,346)	(8,734)
Net income/(loss)	12,863	4,626	(9,509)	(8,391)
Net income attributable to noncontrolling interests	1,039	30	896	91
Net income/(loss) attributable to Associated Capital Group, Inc.	$11,824	$4,596	$(10,405)	$(8,482)

Net income/(loss) per share attributable to Associated Capital Group, Inc.:
Basic	$0.51	$0.19	$(0.45)	$(0.36)
Diluted	0.51	0.19	(0.45)	(0.36)

Weighted average shares outstanding:
Basic	23,080	23,808	23,293	23,818
Diluted	23,080	24,041	23,293	23,818

Actual shares outstanding - end of period	22,991	23,898	22,991	23,898

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.